Exhibit 4(o)-1 CONFORMED COPY
Dated 25 March 2003
WESTERN POWER DISTRIBUTION (SOUTH WEST) PLC and J.P. MORGAN CORPORATE TRUSTEE SERVICES LIMITED TRUST DEED constituting £200,000,000 5.875 per cent. Bonds due 2027

Linklaters
Ref: AMS/DAXL

This Trust Deed is made on 25 March 2003 between:

  WESTERN POWER DISTRIBUTION (SOUTH WEST) PLC ("WPD South West" or the "Issuer") a company incorporated in England and Wales whose registered office is at Avonbank, Feeder Road, Bristol BS2 0TB and

  J.P. MORGAN CORPORATE TRUSTEE SERVICES LIMITED (the "Trustee", which expression, where the context so admits, includes any other trustee for the time being of this Trust Deed) a company incorporated in England and Wales whose registered office is at 125 London Wall, London EC2Y 5AJ.

Whereas:

  The Issuer has authorised the issue of £200,000,000 5.875 per cent. Bonds due 2027 to be constituted by this Trust Deed.

  The Trustee has agreed to act as trustee of this Trust Deed on the following terms and conditions.

This Deed witnesses and it is declared as follows:

1   Interpretation

1.1   Definitions: Capitalised terms used, but not defined, herein shall bear the same respective meanings given to such terms in the Conditions and, in addition, the following expressions have the following meanings:

"Auditors" means the auditors for the time being of the Issuer or, if they are unable or unwilling to carry out any action requested of them under this Trust Deed, such other firm of accountants as may be nominated or approved in writing by the Trustee for the purpose

"Authorised Signatory" means any Director of the Issuer or any other person who is for the time being authorised by the relevant Issuer to sign documents for the purposes of these presents and who has been notified in writing to the Trustee as being so authorised

"Bondholder" means the bearer of a Bond

"Bonds" means bearer bonds substantially in the form set out in Schedule 1 comprising the £200,000,000 5.875 per cent Bonds due 2027 constituted by this Trust Deed and for the time being outstanding or, as the context may require, a specific number of them and includes any replacement Bonds issued pursuant to the Conditions and (except for the purposes of Clause 3.1) the Temporary Global Bond and the Global Bond

"Clearing System" means Clearstream, Luxembourg or Euroclear or both of them as applicable

"Clearstream, Luxembourg" means Clearstream Banking, société anonyme

"Conditions" means the terms and conditions set out in Schedule 1 as from time to time modified in accordance with this Trust Deed and, with respect to any Bonds represented by the Global Bond, as modified by the provisions of the Global Bond. Any reference to a particularly numbered Condition shall be construed accordingly

"Couponholder" means the bearer of a Coupon "Coupons" means the bearer coupons relating to the Bonds or, as the context may require, a specific number of them and includes any replacement Coupons issued pursuant to the Conditions

"Euroclear" means Euroclear Bank S.A./N.V. as operator of the Euroclear System

"Event of Default" means an event described in Condition 8 which, if so required by that Condition, has been certified by the Trustee to be, in its opinion, materially prejudicial to the interests of the Bondholders

"Excluded Subsidiary" has the meaning set out in Condition 8

"Extraordinary Resolution" has the meaning set out in Schedule 3

"Global Bond" means the permanent global bond which will represent the Bonds, or some of them, after exchange of the Temporary Global Bond, or a portion of it, substantially in the form set out in Part 2 of Schedule 2

"Group" has the meaning set out in Condition 3

"outstanding" means, in relation to the Bonds, all the Bonds issued except (a) those which have been redeemed in accordance with the Conditions, (b) those in respect of which the date for redemption has occurred and the redemption moneys (including all interest accrued on such Bonds to the date for such redemption and any interest payable under the Conditions after such date) have been duly paid to the Trustee or to the Principal Paying Agent as provided in Clause 2 and remain available for payment against presentation and surrender of Bonds and/or Coupons, as the case may be, (c) those which have become void, (d) those which have been purchased and cancelled as provided in the Conditions, (e) those mutilated or defaced Bonds which have been surrendered in exchange for replacement Bonds, (f) (for the purpose only of determining how many Bonds are outstanding and without prejudice to their status for any other purpose) those Bonds alleged to have been lost, stolen or destroyed and in respect of which replacement Bonds have been issued, and (g) the Temporary Global Bond to the extent that it shall have been exchanged for the Global Bond pursuant to its provisions and the Global Bond to the extent that it shall have been exchanged for definitive Bonds pursuant to its provisions provided that for the purposes of (1) ascertaining the right to attend and vote at any meeting of the Bondholders, (2) the determination of how many Bonds are outstanding for the purposes of Conditions 8, 11 and 12 and Schedule 3, (3) the exercise of any discretion, power or authority which the Trustee is required, expressly or impliedly, to exercise in or by reference to the interests of the Bondholders and (4) the certification (where relevant) by the Trustee as to whether a Potential Event of Default is in its opinion materially prejudicial to the interests of the Bondholders, those Bonds which are beneficially held by or on behalf of the Issuer or any of its Subsidiaries and not cancelled shall (unless no longer so held) be deemed not to remain outstanding

"Paying Agency Agreement" means the agreement referred to as such in the Conditions, as altered from time to time, and includes any other agreements approved in writing by the Trustee appointing Successor Paying Agents or altering any such agreements

"Paying Agents" means the banks (including the Principal Paying Agent) referred to as such in the Conditions or any Successor Paying Agents in each case at their respective specified offices

"Potential Event of Default" means an event or circumstance which could with the giving of notice, lapse of time, issue of a certificate and/or fulfilment of any other requirement provided for in Condition 8 become an Event of Default

"Principal Paying Agent" means the bank named as such in the Conditions or any Successor Principal Paying Agent

"Principal Subsidiary" has the meaning set out in Condition 8

"specified office" means, in relation to a Paying Agent, the office identified with its name at the end of the Conditions or any other office approved by the Trustee and notified to Bondholders pursuant to Clause 6.11

"Subsidiary" has the meaning ascribed to it in the Conditions

"Successor" means, in relation to the Paying Agents, such other or further person as may from time to time be appointed by the Issuer as a Paying Agent with the written approval of, and on terms approved in writing by, the Trustee and notice of whose appointment is given to Bondholders pursuant to Clause 6.11

"Temporary Global Bond" means the temporary global bond which will represent the Bonds on issue substantially in the form set out in Part 1 of Schedule 2

"this Trust Deed" means this Trust Deed (as from time to time altered in accordance with this Trust Deed) and any other document executed in accordance with this Trust Deed (as from time to time so altered) and expressed to be supplemental to this Trust Deed

"trust corporation" means a trust corporation (as defined in the Law of Property Act 1925) or a corporation entitled to act as a trustee pursuant to applicable foreign legislation relating to trustees

1.2   Construction of Certain References: References to:

1.2.1   costs, charges, remuneration or expenses include any value added, turnover or similar tax charged in respect thereof;

1.2.2   "pounds" "sterling" or "pounds sterling" or the signs "£" or "GBP" shall be construed as references to the lawful currency for the time being of the United Kingdom; and

1.2.3   any provision of any statute shall be deemed also to refer to any statutory modification or re-enactment thereof or any statutory instrument, order or regulation made thereunder or under such re-enactment;

1.2.4   Schedules, Clauses and paragraphs shall be construed as references to, respectively, the Schedules to and the Clauses and paragraphs of this Trust Deed;

1.2.5   any action, remedy or method of judicial proceedings for the enforcement of rights of creditors shall be deemed to include, in respect of any jurisdiction other than England, references to such action, remedy or method of judicial proceedings for the enforcement of rights of creditors available or appropriate in such jurisdiction as shall most nearly approximate thereto;

1.2.6   principal and/or premium and/or interest in respect of the Bonds or to any moneys payable by the Issuer under this Trust Deed shall be deemed to include, in the case of principal and/or premium, a reference to any specific redemption price (as specified in the Conditions) and, in any case, a reference to any additional amounts which may be payable under the Conditions.

1.3   Headings: Headings shall be ignored in construing this Trust Deed.

1.4   Contracts: References in this Trust Deed to any document are to such document as amended, supplemented or replaced from time to time and include any document that amends, supplements or replaces them.

1.5   Schedules: The Schedules are part of this Trust Deed and have effect accordingly.

1.6   Contracts (Rights of Third Parties) Act 1999: A person who is not a party to this Trust Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Trust Deed except and to the extent that Clause 7.4 expressly provides for such Act to apply.

2   Amount of the Bonds and Covenant to Pay

2.1   Amount of the Bonds: The aggregate principal amount of the Bonds is limited to £200,000,000.

2.2   Covenant to pay: The Issuer will on any date when any Bonds become due to be redeemed unconditionally pay to or to the order of the Trustee in the United Kingdom in pounds sterling in same day funds the principal amount of the Bonds becoming due for redemption on that date together with any applicable premium and will (subject to the Conditions) until such payment (both before and after judgment) unconditionally so pay to or to the order of the Trustee interest on the principal amount of the Bonds outstanding as set out in the Conditions provided that (1) payment of any sum due in respect of the Bonds made to the Principal Paying Agent as provided in the Paying Agency Agreement shall, to that extent, satisfy such obligation except to the extent that there is failure in its subsequent payment to the relevant Bondholders or Couponholders under the Conditions and (2) a payment made after the due date or pursuant to Condition 8 will be deemed to have been made when the full amount due has been received by the Principal Paying Agent or the Trustee and notice to that effect has been given to the Bondholders (if required under Clause 6.9), except to the extent that there is failure in its subsequent payment to the relevant Bondholders or Couponholders under the Conditions. The Trustee will hold the benefit of this covenant on trust for the Bondholders and Couponholders.

2.3   Discharge: Subject to Clause 2.4, any payment to be made in respect of the Bonds or the Coupons by the Issuer or the Trustee may be made as provided in the Conditions and any payment so made will (subject to Clause 2.4) to that extent be a good discharge to the Issuer or the Trustee, as the case may be.

2.4   Payment after a Default: At any time after an Event of Default or a Potential Event of Default has occurred the Trustee may:

2.4.1   by notice in writing to the Issuer and the Paying Agents, require the Paying Agents, until notified by the Trustee to the contrary, so far as permitted by applicable law:

  to act as Paying Agents of the Trustee under this Trust Deed and the Bonds on the terms of the Paying Agency Agreement (with consequential amendments as necessary and except that the Trustee's liability for the indemnification, remuneration and expenses of the Paying Agents will be limited to the amounts for the time being held by the Trustee in respect of the Bonds on the terms of this Trust Deed) and thereafter to hold all Bonds and Coupons and all moneys, documents and records held by them in respect of Bonds and Coupons to the order of the Trustee or to deliver all Bonds and Coupons and all moneys, documents and records held by them in respect of the Bonds and Coupons to the Trustee or as the Trustee directs in such notice and

2.4.2   by notice in writing to the Issuer and until such notice is withdrawn require it to make all subsequent payments in respect of the Bonds and Coupons to or to the order of the Trustee and not to the Principal Paying Agent.

3   Form of the Bonds

3.1   The Global Bonds: The Bonds will initially be represented by the Temporary Global Bond in the principal amount of £200,000,000. Interests in the Temporary Global Bond will be exchangeable for the Global Bond as set out in the Temporary Global Bond. The Global Bond will be exchangeable for definitive Bonds as set out in the Global Bond.

3.2   The Definitive Bonds: The definitive Bonds and the Coupons will be security printed in accordance with applicable legal and stock exchange requirements substantially in the forms set out in Schedule 1. The Bonds will be endorsed with the Conditions.

3.3   Signature: The Bonds and the Coupons will be signed manually or in facsimile by an Authorised Signatory of the Issuer and the Bonds will be authenticated by or on behalf of the Principal Paying Agent. The Issuer may use the facsimile signature of a person who at the date of this Trust Deed is such an Authorised Signatory even if at the time of issue of any Bonds or Coupons he no longer holds that office. Bonds and Coupons so executed and authenticated will be binding and valid obligations of the Issuer.

4   Stamp Duties and Taxes

4.1   Stamp Duties: The Issuer will pay any stamp, issue, documentary or other taxes and duties, including interest and penalties, payable in Belgium, Luxembourg and the United Kingdom in respect of the creation, issue and offering of the Bonds and the Coupons and the execution or delivery of this Trust Deed. The Issuer will also indemnify the Trustee, the Bondholders and the Couponholders from and against all stamp, issue, documentary or other taxes paid by any of them in any jurisdiction in connection with any action taken by or on behalf of the Trustee or, as the case may be, (and where permitted under these presents so to do) the Bondholders or the Couponholders to enforce the Issuer's obligations under this Trust Deed, the Bonds or the Coupons.

4.2   Change of Taxing Jurisdiction: If the Issuer becomes subject generally to the taxing jurisdiction of a territory or a taxing authority of or in that territory with power to tax other than or in addition to the United Kingdom or any such authority of or in such territory then the Issuer will (unless the Trustee otherwise agrees) give the Trustee an undertaking satisfactory to the Trustee in terms corresponding to the terms of Condition 7 with the substitution for, or (as the case may require) the addition to, the references in that Condition to the United Kingdom of references to that other or additional territory or authority to whose taxing jurisdiction the Issuer has become so subject. In such event this Trust Deed, the Bonds and the Coupons will be read accordingly.

5   Application of Moneys Received by the Trustee

5.1   Declaration of Trust: All moneys received by the Trustee in respect of the Bonds or amounts payable under this Trust Deed will, despite any appropriation of all or part of them by the Issuer, be held by the Trustee on trust to apply them (subject to Clause 5.2):

5.1.1   first, in payment of all costs, charges, expenses and liabilities properly incurred by the Trustee (including remuneration payable to it) in carrying out its functions under this Trust Deed

5.1.2   secondly, in payment of any amounts owing in respect of the Bonds or Coupons pari passu and rateably and

5.1.3   thirdly, in payment of any balance to the Issuer for itself.

If the Trustee holds any moneys in respect of Bonds or Coupons which have become void, the Trustee will hold them on these trusts.

5.2   Accumulation: If the amount of the moneys at any time available for payment in respect of the Bonds under Clause 5.1 is less than 10 per cent of the principal amount of the Bonds then outstanding, the Trustee may, at its discretion, invest such moneys. The Trustee may retain such investments and accumulate the resulting income until the investments and the accumulations, together with any other funds for the time being under its control and available for such payment, amount to at least 10 per cent of the principal amount of the Bonds then outstanding and then such investments, accumulations and funds (after deduction of, or provision for, any applicable taxes) will be applied as specified in Clause 5.1.

5.3   Investment: Moneys held by the Trustee may be invested in its name or under its control in any investments or other assets anywhere whether or not they produce income or deposited in its name or under its control at such bank or other financial institution in such currency as the Trustee may, in its absolute discretion, think fit. If that bank or institution is the Trustee or a subsidiary, holding or associated company of the Trustee, it need only account for an amount of interest equal to the standard amount of interest payable by it on such a deposit to an independent customer. The Trustee may at any time vary or transpose any such investments or assets or convert any moneys so deposited into any other currency, and will not be responsible for any resulting loss, whether by depreciation in value, change in exchange rates or otherwise.

6   Covenants

So long as any Bond is outstanding, the Issuer will:

6.1   Books of Account: keep, and procure that each of its Subsidiaries keeps, proper books of account and, at any time after an Event of Default or Potential Event of Default has occurred or if the Trustee reasonably believes that such an event has occurred, so far as permitted by applicable law, allow, and procure that each such Subsidiary will allow, the Trustee and anyone appointed by it to whom the Issuer and/or the relevant Subsidiary has no reasonable objection, access to its books of account at all reasonable times during normal business hours

6.2   Notice of Events of Default: notify the Trustee in writing immediately on becoming aware of the occurrence of any Event of Default or Potential Event of Default

6.3   Information: so far as permitted by applicable law, give the Trustee such information as it reasonably requires to perform its functions

6.4   Financial Statements etc.: send to the Trustee at the time of their issue and in the case of annual financial statements in any event within 180 days of the end of each financial year three copies in English of every balance sheet, profit and loss account, report or other notice, statement or circular issued, or which legally or contractually should be issued, to the members or creditors (or any class of them) of the Issuer or any holding company thereof generally in their capacity as such

6.5   Certificate of Authorised Signatories: send to the Trustee, within 14 days of its annual audited financial statements being made available to its members, and also within 14 days of any request by the Trustee a certificate of the Issuer signed by any two of its Authorised Signatories that, having made all reasonable enquiries, to the best of the knowledge, information and belief of the Issuer as at a date (the "Certification Date") not more than five days before the date of the certificate no Event of Default, Potential Event of Default, Restructuring Event or Potential Restructuring Event (as defined below) or other breach of this Trust Deed had occurred since the Certification Date of the last such certificate or (if none) the date of this Trust Deed or, if such an event had occurred, giving details of it

6.6   Certificate of two Directors of the Issuer: send to the Trustee, within 28 days of a request by the Trustee, a certificate signed by two Directors of the Issuer as to the amount of the Capital and Reserves of the Issuer as at the date specified in such request

6.7   Notices to Bondholders: send to the Trustee the form of each notice to be given to Bondholders and, once given, two copies of each such notice, such notice to be in a form approved by the Trustee (such approval not to be unreasonably withheld or delayed and such approval, unless so expressed, not to constitute approval for the purposes of Section 21 of the FSMA of any such notice which is a communication within the meaning of Section 21 of the FSMA)

6.8   Further Acts: so far as permitted by applicable law, do such further things as may be necessary in the opinion of the Trustee to give effect to this Trust Deed

6.9   Notice of late payment: forthwith upon request by the Trustee give notice to the Bondholders of any unconditional payment to the Principal Paying Agent or the Trustee of any sum due in respect of the Bonds or Coupons made after the due date for such payment

6.10   Listing: use all reasonable endeavours to maintain the listing of the Bonds on the Luxembourg Stock Exchange but, if it is unable to do so, having used such endeavours, or if the maintenance of such listing is agreed by the Trustee to be unduly onerous and the Trustee is satisfied that the interests of the Bondholders would not be thereby materially prejudiced (such agreement not to be unreasonably withheld or delayed), instead use all reasonable endeavours to obtain and maintain a listing of the Bonds on another stock exchange approved in writing by the Trustee

6.11   Change in Agents: give at least 14 days' prior notice to the Bondholders of any future appointment, resignation or removal of a Paying Agent or of any change by a Paying Agent of its specified office and not make any such appointment or removal without the Trustee's written approval

6.12   Bonds held by Issuer etc.: send to the Trustee as soon as practicable after being so requested by the Trustee a certificate of the Issuer signed by any two of its Authorised Signatories stating the number of Bonds held at the date of such certificate by or on behalf of the Issuer or its Subsidiaries

6.13   Principal Subsidiaries: give to the Trustee at the same time as sending the certificate referred to in Clause 6.5 or within 28 days of a request by the Trustee, a certificate signed by two Directors of the Issuer listing those Subsidiaries of the Issuer which as at the last day of the last financial year of the Issuer or as at the date specified in such request were Principal Subsidiaries and confirming that there are no Subsidiaries of the type referred to in Clauses 6.14.1 or 6.14.2

6.14   Restriction on Principal Subsidiaries: not permit to exist and will not create any Subsidiary (not being an Excluded Subsidiary or any other Subsidiary whose only indebtedness for borrowed money is Non-recourse Indebtedness):

6.14.1   whose (a) profits on ordinary activities before tax or (b) gross assets, in each case attributable to the Issuer, represent 20 per cent. or more of the consolidated profits on ordinary activities before tax of the Group or, as the case may be, consolidated gross assets of the Group, in each case as calculated by reference to the then latest audited financial statements of such Subsidiary (consolidated in the case of a company which itself has Subsidiaries) and the then latest audited consolidated financial statements of the Group; or

6.14.2   to which is transferred all or substantially all of the business, undertaking and assets of a Subsidiary of the Issuer which immediately prior to such transfer is a Subsidiary, with such profits and/or gross assets as are described in 6.14.1 above, unless such Subsidiary carries on a "distribution business" as defined in Condition 1 of the Standard Conditions of the Utilities Act 2000 Determination of Standard Licence Conditions for Electricity Distribution Licences (as amended from time to time); and

6.15   forthwith give notice in writing to the Trustee of:

6.15.1   the occurrence of any Restructuring Event or of any event (a "Potential Restructuring Event") which, depending on any certification as provided in the definition of "Restructuring Event", may be a Restructuring Event;

6.15.2   (if at the time any Restructuring Event occurs there are Rated Securities) the occurrence of any Rating Downgrade in respect of that Restructuring Event within the Restructuring Period; and

6.15.3   (if at the time any Restructuring Event occurs there are no Rated Securities) the obtaining of a rating in accordance with the definition of "Negative Rating Event" or the occurrence of a Negative Rating Event

7   Remuneration and Indemnification of the Trustee

7.1   Normal Remuneration: So long as any Bond is outstanding the Issuer will pay the Trustee as remuneration for its services as Trustee such sum on such dates in each case as they may from time to time agree. Such remuneration will accrue from day to day from the date of this Trust Deed. However, if any payment to a Bondholder or Couponholder of moneys due in respect of any Bond or Coupon is improperly withheld or refused, such remuneration will again accrue as from the date of such withholding or refusal until payment to such Bondholder or Couponholder is duly made.

7.2   Extra Remuneration: If an Event of Default or Potential Event of Default shall have occurred or if the Trustee finds it expedient or necessary or is requested by the Issuer to undertake duties which they both agree to be of an exceptional nature or otherwise outside the scope of the Trustee's normal duties under this Trust Deed, the Issuer will pay such additional remuneration as they may agree or, failing agreement as to any of the matters in this sub-Clause (or as to such sums referred to in Clause 7.1), as determined by an investment bank (acting as an expert) selected by the Trustee and approved by the Issuer or, failing such approval, nominated by the President for the time being of The Law Society of England and Wales. The expenses involved in such nomination and such investment bank's fee will be borne by the Issuer. The determination of such investment bank will be conclusive and binding on the Issuer, the Trustee, the Bondholders and the Couponholders save in the case of a manifest error.

7.3   Expenses: The Issuer will also on demand by the Trustee pay or discharge all costs, charges, liabilities and expenses properly incurred by the Trustee in the preparation and execution of this Trust Deed and the performance of its functions under this Trust Deed including, but not limited to, legal and travelling expenses and any stamp, documentary or other taxes or duties paid by the Trustee in connection with any legal proceedings reasonably brought or contemplated by the Trustee against the Issuer to enforce any provision of this Trust Deed, the Bonds or the Coupons. Such costs, charges, liabilities and expenses will:

7.3.1   in the case of payments made by the Trustee before such demand carry interest from the date of the demand at the rate of 2 per cent per annum over the base rate of JPMorgan Chase Bank on the date on which the Trustee made such payments and

7.3.2   in other cases carry interest at such rate from 30 days after the date of the demand or (where the demand specifies that payment is to be made on an earlier date) from such earlier date.

7.4    Indemnity: The Issuer will on demand by the Trustee indemnify it in respect of Amounts or Claims paid or incurred by it in acting as trustee under this Trust Deed (including (1) any Agent/Delegate Liabilities and (2) in respect of disputing or defending any Amounts or Claims made against the Trustee or any Agent/Delegate Liabilities). The Issuer will on demand by such agent or delegate indemnify it against such Agent/Delegate Liabilities. "Amounts or Claims" are losses, liabilities, costs, claims, actions, demands or expenses and "Agent/Delegate Liabilities" are Amounts or Claims which the Trustee is or would be obliged to pay or reimburse to any of its agents or delegates appointed pursuant to this Trust Deed. The Contracts (Rights of Third Parties) Act 1999 applies to this Clause 7.4.

7.5   Continuing Effect: Clauses 7.3 and 7.4 will continue in full force and effect as regards the Trustee even if it no longer is Trustee.

8   Provisions Supplemental to the Trustee Act 1925 and the Trustee Act 2000

By way of supplement to the Trustee Act 1925 it is expressly declared as follows:

8.1   Advice: The Trustee may act on the opinion or advice of, or information obtained from, any expert and will not be responsible to anyone for any loss occasioned by so acting. Any such opinion, advice or information may be sent or obtained by letter, telex or fax and the Trustee will not be liable to anyone for acting in good faith on any opinion, advice or information purporting to be conveyed by such means even if it contains some error or is not authentic.

8.2   Trustee to Assume Performance: The Trustee need not notify anyone of the execution of this Trust Deed nor shall it be bound to take any steps to ascertain whether any Event of Default, Potential Event of Default, Restructuring Event, Potential Restructuring Event or Negative Rating Event has happened and, until it shall have actual knowledge or express notice to the contrary, the Trustee shall be entitled to assume that no Event of Default, Potential Event of Default, Restructuring Event, Potential Restructuring Event or Negative Rating Event has happened and that the Issuer is observing and performing all its obligations under this Trust Deed, the Bonds and the Coupons.

8.3   Resolutions of Bondholders: The Trustee will not be responsible for having acted in good faith on a resolution purporting to have been passed at a meeting of Bondholders in respect of which minutes have been made and signed even if it is later found that there was a defect in the constitution of the meeting or the passing of the resolution or that the resolution was not valid or binding on the Bondholders or Couponholders.

8.4   Certificate signed by Authorised Signatories: If the Trustee, in the exercise of its functions, requires to be satisfied or to have information as to any fact or the expediency of any act, it may call for and accept as sufficient evidence of that fact or the expediency of that act a certificate signed by any two Authorised Signatories of the Issuer as to that fact or to the effect that, in their opinion, that act is expedient and the Trustee need not call for further evidence and will not be responsible for any loss occasioned by acting on such a certificate. The Trustee shall be entitled to rely on any certificate of two Authorised Signatories of the Issuer where the Issuer procures the delivery of the same pursuant to its obligations to do so under the Conditions or this Trust Deed and such certificate shall be binding on the Issuer, the Trustee and the Bondholders.

8.5   Report of the Auditors: The Trustee shall be entitled to rely on any certificate or report of the Auditors whether or not such report is addressed to the Trustee and notwithstanding that such report and/or any engagement letter or other document entered into by the Trustee contains a monetary or other limit on the liability of the Auditors. Such report shall, in the absence of manifest error, be conclusive and binding on all parties, and the Trustee shall not be responsible for any loss occasioned by acting on any such report.

8.6   Deposit of Documents: The Trustee may appoint as custodian, on any terms, any bank or entity whose business includes the safe custody of documents or any lawyer or firm of lawyers believed by it to be of good repute and may deposit this Trust Deed and any other documents with such custodian and pay all sums due in respect thereof. The Trustee is not obliged to appoint a custodian of securities payable to bearer.

8.7   Discretion: The Trustee will have absolute and uncontrolled discretion as to the exercise of its powers, trusts and discretions and will not be responsible for any loss, liability, cost, claim, action, demand, expense or inconvenience which may result from their exercise or non-exercise.

8.8   Agents: Whenever it considers it expedient in the interests of the Bondholders, the Trustee may, in the conduct of its trust business, instead of acting personally, employ and pay an agent selected by it, whether or not a lawyer or other professional person, to transact or conduct, or concur in transacting or conducting, any business and to do or concur in doing all acts required to be done by the Trustee (including the receipt and payment of money).

8.9   Delegation: Whenever it considers it expedient in the interests of the Bondholders, the Trustee may delegate to any person on any terms (including power to sub-delegate) all or any of its functions.

8.10   Nominees: In relation to any asset held by it under this Trust Deed, the Trustee may appoint any person to act as its nominee on any terms.

8.11   Forged Bonds: The Trustee will not be liable to the Issuer or any Bondholder or Couponholder by reason of having accepted as valid or not having rejected any Bond or Coupon purporting to be such and later found to be forged or not authentic.

8.12   Confidentiality: Unless ordered to do so by a court of competent jurisdiction the Trustee shall not be required to disclose to any Bondholder or Couponholder any confidential financial or other information made available to the Trustee by the Issuer and no Bondholder or Couponholder shall be entitled to take any action to obtain such information from the Trustee.

8.13   Determinations Conclusive: As between itself and the Bondholders and Couponholders the Trustee may in its absolute discretion determine all questions and doubts arising in relation to any of the provisions of this Trust Deed including (without limitation) determination of whether or not a default in performance by the Issuer of any obligation under the Bonds or Trust Deed is materially prejudicial to the interests of Bondholders and Couponholders. Such determinations, whether made upon such a question actually raised or implied in the acts or proceedings of the Trustee, will be conclusive and shall bind the Trustee, the Bondholders and the Couponholders.

8.14   Currency Conversion: Where it is necessary or desirable to convert any sum from one currency to another, it will (unless otherwise provided hereby or required by law) be converted at such rate or rates, in accordance with such method and as at such date as may reasonably be specified by the Trustee but having regard to current rates of exchange, if available. Any rate, method and date so specified will be binding on the Issuer, the Bondholders and the Couponholders.

8.15   Events of Default: The Trustee may determine whether or not an Event of Default or Potential Event of Default is in its opinion capable of remedy and/or materially prejudicial to the interests of the Bondholders. Any such determination will be conclusive and binding on the Issuer, the Bondholders and the Couponholders.

8.16   Payment for and Delivery of Bonds: The Trustee will not be responsible for the receipt or application by the Issuer of the proceeds of the issue of the Bonds, any exchange of Bonds or the delivery of Bonds to the persons entitled to them.

8.17   Bonds held by the Issuer etc.: In the absence of knowledge or express notice to the contrary, the Trustee may assume without enquiry (other than requesting a certificate under Clause 6.12) that no Bonds are for the time being held by or on behalf of the Issuer or its Subsidiaries.

8.18   Responsibility for agents etc.: If the Trustee exercises reasonable care in selecting any custodian, agent, delegate or nominee appointed under this clause (an "Appointee"), it will not have any obligation to supervise the Appointee or be responsible for any loss, liability, cost, claim, action, demand or expense incurred by reason of the Appointee's misconduct or default or the misconduct or default of any substitute appointed by the Appointee.

8.19   Responsibility for Rating: The Trustee shall (a) have no responsibility for the maintenance of any rating of the Bonds by any Rating Agency and (b) shall not be liable to Bondholders if any exercise by it of its trusts, powers and discretions results in a change to the rating assigned by any Rating Agency to any class of Bonds.

9   Trustee Liable for Negligence

Section 1 of the Trustee Act 2000 shall not apply to any function of the Trustee, provided that if the Trustee fails to show the degree of care and diligence required of it as trustee, nothing in this Trust Deed shall relieve or indemnify it from or against any liability which would otherwise attach to it in respect of any negligence, default, breach of duty or breach of trust of which it may be guilty.

10   Waiver and Proof of Default

10.1   Waiver: The Trustee may, without the consent of the Bondholders or Couponholders and without prejudice to its rights in respect of any subsequent breach, from time to time and at any time, if in its opinion the interests of the Bondholders will not be materially prejudiced thereby, waive or authorise, on such terms as seem expedient to it, any breach or proposed breach by the Issuer of this Trust Deed or the Conditions or determine that an Event of Default, Potential Event of Default, Restructuring Event or Potential Restructuring Event will not be treated as such provided that the Trustee will not do so in contravention of an express direction given by an Extraordinary Resolution or a request made pursuant to Condition 8. No such direction or request will affect a previous waiver, authorisation or determination. Any such waiver, authorisation or determination will be binding on the Bondholders and the Couponholders and, if the Trustee so requires, will be notified to the Bondholders as soon as practicable.

10.2   Proof of Default: Proof that the Issuer has failed to pay a sum due to the holder of any one Bond or Coupon will (unless the contrary be proved) be sufficient evidence that it has made the same default as regards all other Bonds or Coupons which are then payable.

11   Trustee not Precluded from Entering into Contracts

The Trustee and any other person, whether or not acting for itself, may acquire, hold or dispose of any Bond, Coupon or other security (or any interest therein) of the Issuer or any other person, may enter into or be interested in any contract or transaction with any such person and may act on, or as depositary or agent for, any committee or body of holders of any securities of any such person in each case with the same rights as it would have had if the Trustee were not acting as Trustee and need not account for any profit.

12   Modification and Substitution

12.1   Modification: The Trustee may agree without the consent of the Bondholders or Couponholders to any modification to this Trust Deed which is, in its opinion, of a formal, minor or technical nature or to correct a manifest error. The Trustee may also so agree to any modification to this Trust Deed which is in its opinion not materially prejudicial to the interests of the Bondholders, but such power does not extend to any such modification as is mentioned in the proviso to paragraph 2 of Schedule 3.

12.2   Substitution:

12.2.1   The Trustee may, without the consent of the Bondholders or Couponholders, agree to the substitution of the Issuer's successor in business or any Subsidiary of the Issuer (other than an Excluded Subsidiary) (the "Substituted Obligor") in place of the Issuer (or of any previous substitute under this sub-Clause) as the principal debtor under this Trust Deed, the Bonds and the Coupons provided that:

  a deed is executed or undertaking given by the Substituted Obligor to the Trustee, in form and manner satisfactory to the Trustee, agreeing to be bound by this Trust Deed, the Bonds and the Coupons (with consequential amendments as the Trustee may deem appropriate) as if the Substituted Obligor had been named in this Trust Deed, the Bonds and the Coupons as the principal debtor in place of the Issuer if the Substituted Obligor is subject generally to the taxing jurisdiction of a territory or any authority of or in that territory with power to tax (the "Substituted Territory") other than the territory to the taxing jurisdiction of which (or to any such authority of or in which) the Issuer is subject generally (the "Issuer's Territory"), the Substituted Obligor will (unless the Trustee otherwise agrees) give to the Trustee an undertaking satisfactory to the Trustee in terms corresponding to Condition 7 with the substitution for the references in that Condition to the Issuer's Territory of references to the Substituted Territory whereupon the Trust Deed, the Bonds and the Coupons will be read accordingly if any two Authorised Signatories of the Substituted Obligor certify that it will be solvent immediately after such substitution, the Trustee need not have regard to the Substituted Obligor's financial condition, profits or prospects or compare them with those of the Issuer the Issuer and the Substituted Obligor comply with such other requirements as the Trustee may direct in the interests of the Bondholders and

  (unless the Issuer's successor in business is the Substituted Obligor as the principal debtor under this Trust Deed, the Bonds and the Coupons) the obligations of the Substituted Obligor as the principal debtor under this Trust Deed, the Bonds and the Coupons are guaranteed by the Issuer (with consequential amendments as necessary) to the Trustee's satisfaction.

12.2.2   Release of Substituted Issuer: An agreement by the Trustee pursuant to Clause 12.2 will, if so expressed, release the Issuer (or a previous substitute) from any or all of its obligations under this Trust Deed, the Bonds and the Coupons. Notice of the substitution will be given to the Bondholders within 14 days of the execution of such documents and compliance with such requirements.

12.2.3   Completion of Substitution: On completion of the formalities set out in Clause 12.2, the Substituted Obligor will be deemed to be named in this Trust Deed, the Bonds and the Coupons as the principal debtor in place of the Issuer (or of any previous substitute) and this Trust Deed, the Bonds and the Coupons will be deemed to be amended as necessary to give effect to the substitution.

13   Appointment, Retirement and Removal of the Trustee

13.1   Appointment: The Issuer has the power of appointing new trustees but no-one may be so appointed unless previously approved by an Extraordinary Resolution. A trust corporation will at all times be a Trustee and may be the sole Trustee. Any appointment of a new Trustee will be notified by the Issuer to the Bondholders as soon as practicable.

13.2   Retirement and Removal: Any Trustee may retire at any time on giving at least three months' written notice to the Issuer without giving any reason or being responsible for any costs occasioned by such retirement and the Bondholders may by Extraordinary Resolution remove any Trustee provided that the retirement or removal of a sole trust corporation will not be effective until a trust corporation is appointed as successor Trustee. If a sole trust corporation gives notice of retirement or an Extraordinary Resolution is passed for its removal, the Issuer will use all reasonable endeavours to procure that another trust corporation be appointed as Trustee and if it does not procure the appointment of a new trustee within 30 days of the expiry of the Trustee's notice referred to in this Clause, the Trustee shall be entitled to procure forthwith a new trustee.

13.3   Co-Trustees: The Trustee may, despite Clause 13.1, by written notice to the Issuer appoint anyone to act as an additional Trustee jointly with the Trustee:

13.3.1   if the Trustee considers the appointment to be in the interests of the Bondholders and/or the Couponholders

13.3.2   to conform with a legal requirement, restriction or condition in a jurisdiction in which a particular act is to be performed or

13.3.3   to obtain a judgment or to enforce a judgment or any provision of this Trust Deed in any jurisdiction.

Subject to the provisions of this Trust Deed the Trustee may confer on any person so appointed such functions as it thinks fit. The Trustee may by written notice to the Issuer and that person remove that person. At the Trustee's request, the Issuer will forthwith do all things as may be required to perfect such appointment or removal and it irrevocably appoints the Trustee as its attorney in its name and on its behalf to do so.

13.4   Competence of a Majority of Trustees: If there are more than two Trustees the majority of them will be competent to perform the Trustee's functions provided the majority includes a trust corporation.

14   Couponholders

No notices need be given to Couponholders. They will be deemed to have notice of the contents of any notice given to Bondholders. Even if it has express notice to the contrary, in exercising any of its functions by reference to the interests of the Bondholders, the Trustee will assume that the holder of each Bond is the holder of all Coupons relating to it.

15   Currency Indemnity

15.1   Currency of Account and Payment: Pounds sterling or, in relation to Clause 7, Dollars (the "Contractual Currency") is the sole currency of account and payment for all sums payable by the Issuer under or in connection with this Trust Deed, the Bonds and the Coupons, including damages.

15.2   Extent of discharge: An amount received or recovered in a currency other than the Contractual Currency (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Issuer or otherwise), by the Trustee or any Bondholder or Couponholder in respect of any sum expressed to be due to it from the Issuer will only discharge the Issuer to the extent of the Contractual Currency amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so).

15.3   Indemnity: If that Contractual Currency amount is less than the Contractual Currency amount expressed to be due to the recipient under this Trust Deed, the Bonds or the Coupons, the Issuer will indemnify it against any loss sustained by it as a result. In any event, the Issuer will indemnify the recipient against the cost of making any such purchase.

15.4   Indemnity separate: The indemnities in this Clause 15 and in Clause 7.4 constitute separate and independent obligations from the other obligations in this Trust Deed, will give rise to a separate and independent cause of action, will apply irrespective of any indulgence granted by the Trustee and/or any Bondholder or Couponholder and will continue in full force and effect despite any judgment, order, claim or proof for a liquidated amount in respect of any sum due under this Trust Deed, the Bonds and/or the Coupons or any other judgment or order.

16   Communications

Any communication shall be by letter or fax:

in the case of the Issuer, to it at:

Avonbank
Feeder Road
Bristol BS2 0TB

Telephone no.:       +44(0) 117 933 2020
Fax no.:                 +44(0) 117 933 2108
Attention:               The Treasurer

and in the case of the Trustee, to it at:

Trinity Tower
9 Thomas More Street
London E1W 1YT

Telephone no.:       +44 207 777 5422
Fax no.:                 +44 207 777 5410
Attention:               Manager, Trust Administration

Communications will take effect, in the case of delivery, when delivered or, in the case of fax, when despatched. Communications not by letter shall be confirmed by letter but failure to send or receive that letter shall not invalidate the original communication.

17   Further Issues

17.1   Supplemental Trust Deed: If the Issuer issues further securities as provided in the Conditions, the Issuer shall, before their issue, execute and deliver to the Trustee a deed supplemental to this Trust Deed containing such provisions (corresponding to any of the provisions of this Trust Deed) as the Trustee may require.

17.2   Meetings of Bondholders: If the Trustee so directs, Schedule 3 shall apply equally to Bondholders and to holders of any securities issued pursuant to the Conditions as if references in it to "Bonds" and "Bondholders" were also to such securities and their holders respectively.

18   Governing Law

This Trust Deed shall be governed by and construed in accordance with English law.

19   Counterparts

This Trust Deed may be executed and delivered in any number of counterparts each of which will be deemed an original.

Schedule 1
Form of Definitive Bond

On the front:

Denomination	ISIN	Series	Certif. No.
£[1,000]/£[10,000]/£[100,000]	XS0165510313

WESTERN POWER DISTRIBUTION (SOUTH WEST) PLC
(Incorporated with limited liability in England and Wales)
£200,000,000
5.875 per cent Bonds due 2027

This Bond forms part of a series designated as specified in the title (the "Bonds") of Western Power Distribution (South West) plc (the "Issuer") constituted by the Trust Deed referred to on the reverse hereof. The Bonds are subject to, and have the benefit of, that Trust Deed and the terms and conditions (the "Conditions") set out on the reverse hereof.

This is to certify that the bearer of this Bond is entitled on 25 March 2027, or on such earlier date as the principal sum mentioned below may become repayable in accordance with the Conditions, to the principal sum of:

£[1,000]/[10,000]/[100,000] ([one/ten/one hundred] thousand pounds sterling)

together with interest on such principal sum from 25 March 2003 at the rate of 5.875 per cent per annum payable in arrear on 25 March in each year, subject to and in accordance with the Conditions.

This Bond shall not be valid or become obligatory for any purpose until authenticated by or on behalf of the Principal Paying Agent.

In witness whereof the Issuer has caused this Bond to be signed in facsimile on its behalf.

Dated as of 25 March 2003

WESTERN POWER DISTRIBUTION (SOUTH WEST) PLC

By:

[Director]

This Bond is authenticated by or on behalf of the Principal Paying Agent.

By:

Authorised Signatory

ANY UNITED STATES PERSON WHO HOLDS THIS OBLIGATION WILL BE SUBJECT TO LIMITATIONS UNDER THE UNITED STATES INCOME TAX LAWS, INCLUDING THE LIMITATIONS PROVIDED IN SECTIONS 165(j) AND 1287(a) OF THE INTERNAL REVENUE CODE.

On the back:

Terms and Conditions

PRINCIPAL PAYING AGENT
JPMorgan Chase Bank
Trinity Tower
9 Thomas More Street
London E1W 1YT

PAYING AGENT
J.P. Morgan Bank Luxembourg S.A.
5 rue Plaetis
L-2338 Luxembourg

Form of Coupon

On the front:

WESTERN POWER DISTRIBUTION (SOUTH WEST) PLC
£200,000,000 5.875 per cent Bonds due 2027

Coupon for £[58.75/587.50/5,875.00] due on 25 March 20[04/05/06/07/08/09/10/11/12/13/14/15/16/17/18/19/20/21/22/23/24/25/26/27].

This Coupon is payable to bearer (subject to the Conditions endorsed on the Bond to which this Coupon relates, which shall be binding upon the holder of this Coupon whether or not it is for the time being attached to such Bond) at the specified offices of the Paying Agents set out on the reverse hereof (or any further or other Paying Agents or specified offices duly appointed or nominated and notified to the Bondholders).

If the Bond to which this Coupon relates shall have become due and payable before the maturity date of this Coupon, this Coupon shall become void and no payment shall be made in respect of it.

ANY UNITED STATES PERSON WHO HOLDS THIS OBLIGATION WILL BE SUBJECT TO LIMITATIONS UNDER THE UNITED STATES INCOME TAX LAWS, INCLUDING THE LIMITATIONS PROVIDED IN SECTIONS 165(j) AND 1287(a) OF THE INTERNAL REVENUE CODE.

WESTERN POWER DISTRIBUTION (SOUTH WEST) PLC

By:

[Director]

Cp No.	Denomination	ISIN	Series	Certif. No.
	£[1,000]/[10,000]/[100,000]	XS0165510313

On the back:

PRINCIPAL PAYING AGENT
JPMorgan Chase Bank
Trinity Tower
9 Thomas More Street
London E1W 1YT

PAYING AGENT
J.P. Morgan Bank Luxembourg S.A.
5 rue Plaetis
L-2338 Luxembourg

Schedule 2
Part 1
Form of Temporary Global Bond

ISIN: XS0165510313

WESTERN POWER DISTRIBUTION (SOUTH WEST) PLC
(Incorporated with limited liability in England and Wales)
£200,000,000
5.875 per cent Bonds due 2027

Temporary Global Bond

This is to certify that the bearer is entitled to the sum of

TWO HUNDRED MILLION POUNDS STERLING (£200,000,000)

on 25 March 2027 (or such earlier date as such principal sum may become payable in accordance with the Trust Deed (as defined below) and with the terms and conditions (the "Conditions") of the Bonds designated above (the "Bonds") set out in Schedule 1 to the trust deed dated £25 March 2003 (the "Trust Deed") between Western Power Distribution (South West) plc (the "Issuer") and J.P. Morgan Corporate Trustee Services Limited as trustee (the "Trustee")) upon presentation and surrender of this Temporary Global Bond and to interest at the rate of 5.875 per cent per annum on such principal sum in arrear on 25 March in each year in accordance with the Conditions.

On or after 6 May 2003 (the "Exchange Date") this Temporary Global Bond may be exchanged in whole or part (free of charge to the holder) by its presentation and, on exchange in full, surrender to or to the order of the Principal Paying Agent for interests in a Global Bond (the "Global Bond") in bearer form in an aggregate principal amount equal to the principal amount of this Temporary Global Bond submitted for exchange with respect to which there shall be presented to the Principal Paying Agent a certificate dated no earlier than the Exchange Date from Euroclear Bank S.A./N.V. as operator of the Euroclear System ("Euroclear") or Clearstream Banking, société anonyme ("Clearstream, Luxembourg") substantially to the following effect:

"CERTIFICATE
WESTERN POWER DISTRIBUTION (SOUTH WEST) PLC
£200,000,000
5.875 per cent Bonds due 2027
Common Code 016551031 ISIN XS0165510313 (the "Bonds")

This is to certify that, based solely on certificates we have received in writing, by tested telex or by electronic transmission from member organisations appearing in our records as persons being entitled to a portion of the principal amount set out below (our "Member Organisations") substantially to the effect set out in the temporary global Bond in respect of the Bonds, as of the date hereof, £[o] principal amount of the Bonds (1) is owned by persons that are not citizens or residents of the United States, domestic partnerships, domestic corporations or any estate or trust the income of which is subject to United States federal income taxation regardless of its source ("United States persons"), (2) is owned by United States persons that (a) are foreign branches of United States financial institutions (as defined in U.S. Treasury Regulations Section 1.165-12(c)(1)(iv) ("financial institutions")) purchasing for their own account or for resale, or (b) acquired the Bonds through foreign branches of United States financial institutions and who hold the Bonds through such United States financial institutions on the date hereof (and in either case (a) or (b), each such United States financial institution has agreed, on its own behalf or through its agent, that we may advise the Issuer or the Issuer's agent that it will comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder), or (3) is owned by United States or foreign financial institutions for purposes of resale during the restricted period (as defined in U.S. Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7), and to the further effect that United States or foreign financial institutions described in clause (3) above (whether or not also described in clause (1) or (2)) have certified that they have not acquired the Bonds for purposes of resale directly or indirectly to a United States person or to a person within the United States or its possessions.

We further certify (1) that we are not making available herewith for exchange (or, if relevant, exercise of any rights or collection of any interest) any portion of such temporary global Bond excepted in such certificates and (2) that as of the date hereof we have not received any notification from any of our Member Organisations to the effect that the statements made by such Member Organisation with respect to any portion of the part submitted herewith for exchange (or, if relevant, exercise of any rights or collection of any interest) are no longer true and cannot be relied upon as of the date hereof.

We understand that this certificate is required in connection with certain tax laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorise you to produce this certificate to any interested party in such proceedings.

Yours faithfully

[EUROCLEAR BANK S.A./N.V. as operator of the Euroclear System] or [CLEARSTREAM BANKING, SOCIÉTÉ ANONYME]

By:	Dated:

Any person appearing in the records of Euroclear or Clearstream, Luxembourg as entitled to an interest in this Temporary Global Bond may require the exchange of an appropriate part of this Temporary Global Bond for an equivalent interest in the Global Bond by delivering or causing to be delivered to Euroclear or Clearstream, Luxembourg a certificate dated not more than 15 days before the Exchange Date in substantially the following form (copies of which will be available at the office of Euroclear in Brussels and Clearstream, Luxembourg in Luxembourg):

"CERTIFICATE
WESTERN POWER DISTRIBUTION (SOUTH WEST) PLC
£200,000,000
5.875 per cent Bonds due 2027
Common Code 016551031 ISIN XS0165510313 (the "Bonds")

To:	Euroclear Bank S.A./N.V. as operator of the Euroclear System or Clearstream Banking, société anonyme

This is to certify that as of the date hereof, and except as set out below, the Bonds held by you for our account (1) are owned by person(s) that are not citizens or residents of the United States, domestic partnerships, domestic corporations or any estate or trust the income of which is subject to United States federal income taxation regardless of its source ("United States person(s)"), (2) are owned by United States person(s) that (a) are foreign branches of United States financial institutions (as defined in U.S. Treasury Regulations Section 1.165-12(c)(1)(iv) ("financial institutions")) purchasing for their own account or for resale, or (b) acquired the Bonds through foreign branches of United States financial institutions and who hold the Bonds through such United States financial institutions on the date hereof (and in either case (a) or (b), each such United States financial institution hereby agrees, on its own behalf or through its agent, that you may advise the Issuer or the Issuer's agent that it will comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder), or (3) are owned by United States or foreign financial institution(s) for purposes of resale during the restricted period (as defined in U.S. Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7)), and in addition if the owner of the Bonds is a United States or foreign financial institution described in clause (3) above (whether or not also described in clause (1) or (2)) this is to further certify that such financial institution has not acquired the Bonds for purposes of resale directly or indirectly to a United States person or to a person within the United States or its possessions.

As used herein, "United States" means the United States of America (including the States and the District of Columbia) and its "possessions" include Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island and the Northern Mariana Islands.

We undertake to advise you promptly by tested telex on or prior to that date on which you intend to submit your certificate relating to the Bonds held by you for our account in accordance with your documented procedures if any applicable statement herein is not correct on such date, and in the absence of any such notification it may be assumed that this certificate applies as of such date.

This certificate excepts and does not relate to £[o] principal amount of such interest in the Bonds in respect of which we are not able to certify and as to which we understand exchange for an equivalent interest in the Global Bond (or, if relevant, exercise of any rights or collection of any interest) cannot be made until we do so certify.

We understand that this certificate is required in connection with certain tax laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorise you to produce this certificate to any interested party in such proceeding.

Dated:

By:

[Name of person giving certificate]
As, or as agent for the beneficial owner(s) of the above Bonds to which this certificate relates."

Upon any exchange of a part of this Temporary Global Bond for an equivalent interest in the Global Bond, the portion of the principal amount hereof so exchanged shall be endorsed by or on behalf of the Principal Paying Agent in the Schedule hereto, whereupon the principal amount hereof shall be reduced for all purposes by the amount so exchanged and endorsed.

The Global Bond will be exchangeable in accordance with its terms for definitive Bonds (the "Definitive Bonds") in bearer form with Coupons attached.

This Temporary Global Bond is subject to the Conditions and the Trust Deed and until the whole of this Temporary Global Bond shall have been exchanged for equivalent interests in the Global Bond its holder shall be entitled to the same benefits as if he were the holder of the Global Bond for interests in which it may be exchanged (or the relevant part of it as the case may be) except that (unless exchange of this Temporary Global Bond for the relevant interest in the Global Bond shall be improperly withheld or refused by or on behalf of the Issuer) no person shall be entitled to receive any payment on this Temporary Global Bond.

This Temporary Global Bond shall not be valid or become obligatory for any purpose until authenticated by or on behalf of the Principal Paying Agent.

This Temporary Global Bond shall be governed by and construed in accordance with English law.

In witness whereof the Issuer has caused this Temporary Global Bond to be signed on its behalf.

Dated 25 March 2003

WESTERN POWER DISTRIBUTION (SOUTH WEST) PLC
By:

This Temporary Global Bond is authenticated by or on behalf of the Principal Paying Agent.

By:

Authorised Signatory

ANY UNITED STATES PERSON WHO HOLDS THIS OBLIGATION WILL BE SUBJECT TO LIMITATIONS UNDER THE UNITED STATES INCOME TAX LAWS, INCLUDING THE LIMITATIONS PROVIDED IN SECTIONS 165(j) AND 1287(a) OF THE INTERNAL REVENUE CODE.

Schedule of Exchanges for Interests in the Global Bond

The following exchanges of an interest in this Temporary Global Bond for an interest in the Global Bond have been made:

Date of Exchange	Amount of decrease in principal amount of this Temporary Global Bond	Principal amount of this Temporary Global Bond following such decrease	Notation made by or on behalf of the Principal Paying Agent

Schedule 2
Part 2
Form of Global Bond

ISIN: XS0165510313

WESTERN POWER DISTRIBUTION (SOUTH WEST) PLC
(Incorporated with limited liability in England and Wales)
£200,000,000
5.875 per cent Bonds due 2027

Global Bond

This is to certify that the bearer is entitled to a principal sum not exceeding:

TWO HUNDRED MILLION POUNDS STERLING (£200,000,000)

on 25 March 2027 (or such earlier date as such principal sum may become payable in accordance with the terms and conditions (the "Conditions") of the Bonds designated above (the "Bonds") set out in Schedule 1 to the Trust Deed dated 25 March 2003 (the "Trust Deed") between Western Power Distribution (South West) plc (the "Issuer") and J.P. Morgan Corporate Trustee Services Limited as trustee (the "Trustee")) upon presentation and surrender of this Global Bond and to interest at the rate of 5.875 per cent per annum on such principal sum in arrear on 25 March in each year in accordance with the Conditions.

The aggregate principal amount from time to time of this Global Bond shall be that amount not exceeding £200,000,000 as shall be shown by the latest entry in the fourth column of Schedule A hereto, which shall be completed by or on behalf of the Principal Paying Agent upon exchange of the whole or a part of the Temporary Global Bond initially representing the Bonds for a corresponding interest herein or upon the redemption or purchase and cancellation of Bonds represented hereby or exchanged for Definitive Bonds as described below.

This Global Bond is exchangeable in whole but not in part (free of charge to the holder) for the Definitive Bonds described below (1) upon the happening of an Event of Default (as defined in Condition 8) by such holder giving notice to the Trustee or the Principal Paying Agent, (2) if this Global Bond is held on behalf of Euroclear or Clearstream, Luxembourg or the Alternative Clearing System (each as defined under "Notices" below) and any such clearing system is closed for business for a continuous period of 14 days (other than by reason of holidays, statutory or otherwise) or announces an intention permanently to cease business or does in fact do so by such holder giving notice to the Trustee or the Principal Paying Agent, or (3) if the Issuer would suffer a material disadvantage in respect of the Bonds as a result of a change in the laws or regulations (taxation or otherwise) of any jurisdiction referred to in Condition 7 which would not be suffered were the Bonds in definitive form and a certificate to such effect signed by two directors of the Issuer is delivered to the Trustee, by the Issuer giving notice to the Trustee, Principal Paying Agent and the Bondholders, of its intention to exchange this Global Bond for Definitive Bonds on or after the Exchange Date specified in the notice.

On or after the Exchange Date the holder of this Global Bond may surrender this Global Bond to or to the order of the Principal Paying Agent. In exchange for this Global Bond, the Issuer shall deliver, or procure the delivery of, an equal aggregate principal amount of duly executed and authenticated Definitive Bonds having attached to them all Coupons in respect of interest which has not already been paid on this Global Bond.

"Exchange Date" means a day falling not less than 60 days or, in the case of exchange pursuant to (1) above 30 days after that on which the notice requiring exchange is given and on which banks are open for business in the city in which the specified office of the Principal Paying Agent is located and except in the case of exchange pursuant to (2) above in the cities in which Euroclear and Clearstream, Luxembourg or, if relevant, the Alternative Clearing System (each as defined under "Notices" below) are located.

Except as otherwise described herein, this Global Bond is subject to the Conditions and the Trust Deed and, until it is exchanged for Definitive Bonds, its holder shall be entitled to the same benefits as if it were the holder of the Definitive Bonds for which it may be exchanged and as if such Definitive Bonds had been issued on the date of this Global Bond.

The Conditions shall be modified with respect to Bonds represented by this Global Bond by the following provisions:

Payments

Principal and interest in respect of this Global Bond shall be paid to its holder against presentation and (if no further payment falls to be made on it) surrender of it to or to the order of the Principal Paying Agent in respect of the Bonds (or to or to the order of such other Paying Agent as shall have been notified to the Bondholders for this purpose) which shall endorse such payment or cause such payment to be endorsed in the appropriate Schedule hereto (such endorsement being prima facie evidence that the payment in question has been made). References in the Conditions to Coupons and Couponholders shall be construed accordingly. No person shall however be entitled to receive any payment on this Global Bond falling due after the Exchange Date, unless exchange of this Global Bond for Definitive Bonds is improperly withheld or refused by or on behalf of the Issuer. Condition 6(e)(iii) and Condition 7(e) will apply to the Definitive Bonds only.

Notices

So long as this Global Bond is held on behalf of Euroclear Bank S.A./N.V. as operator of the Euroclear System ("Euroclear") or Clearstream Banking, société anonyme ("Clearstream, Luxembourg") or such other clearing system as shall have been approved by the Trustee (the "Alternative Clearing System"), notices required to be given to Bondholders may be given by their being delivered to Euroclear and Clearstream, Luxembourg or, as the case may be, the Alternative Clearing System, rather than by publication as required by the Conditions and any such notice shall be deemed to have been given to the Bondholders on the day after the day on which such notice is delivered to Euroclear and Clearstream, Luxembourg, or, as the case may be, the Alternative Clearing System, except that, so long as the Bonds are listed on the Luxembourg Stock Exchange and the rules of that Exchange so require, notices shall also be published in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort).

Prescription

Claims in respect of principal and interest in respect of this Global Bond will become void unless it is presented for payment within a period of 10 years (in the case of principal) and five years (in the case of interest) from the appropriate Relevant Date (as defined in Condition 7).

Meetings

The holder hereof shall (unless this Global Bond represents only one Bond) be treated as two persons for the purposes of any quorum requirements of a meeting of Bondholders and, at any such meeting, as having one vote in respect of each £1,000 principal amount of Bonds for which this Global Bond may be exchanged.

Purchase and Cancellation

Cancellation of any Bond represented by this Global Bond which is required by the Conditions to be cancelled will be effected by reduction in the principal amount of this Global Bond on its presentation to or to the order of the Principal Paying Agent for notation in Schedule A. Bonds may only be purchased by the Issuer or any of its respective Subsidiaries if (where they should be cancelled in accordance with the Conditions) they are purchased together with the right to receive interest therein.

Trustee's Powers

In considering the interests of Bondholders in circumstances where this Global Bond is held on behalf of any one or more of Euroclear, Clearstream, Luxembourg and an Alternative Clearing System, the Trustee may, to the extent it considers it appropriate to do so in the circumstances, (a) have regard to such information as may have been made available to it by or on behalf of the relevant clearing system or its operator as to the identity of its accountholders (either individually or by way of category) with entitlements in respect of this Global Bond and (b) consider such interests on the basis that such accountholders were the holder of this Global Bond.

Redemption at the option of Bondholders on a Restructuring Event

The option of the Bondholders provided for in Condition 5(c) may be exercised by the holder of this Global Bond giving notice to the Principal Paying Agent within the time limits relating to the deposit of Bonds with a Paying Agent set out in that Condition substantially in the form of the redemption notice available from any Paying Agent and stating the principal amount of Bonds in respect of which the option is exercised and at the same time presenting this Global Bond to the Principal Paying Agent for notation accordingly in Schedule C hereto.

This Global Bond shall not be valid or become obligatory for any purpose until authenticated by or on behalf of the Principal Paying Agent.

This Global Bond is governed by and shall be construed in accordance with English law.

In witness whereof the Issuer has caused this Global Bond to be signed on its behalf.

Dated 25 March 2003

WESTERN POWER DISTRIBUTION (SOUTH WEST) PLC
By:

This Global Bond is authenticated by or on behalf of the Principal Paying Agent.

By:

Authorised Signatory

ANY UNITED STATES PERSON WHO HOLDS THIS OBLIGATION WILL BE SUBJECT TO LIMITATIONS UNDER THE UNITED STATES INCOME TAX LAWS, INCLUDING THE LIMITATIONS PROVIDED IN SECTIONS 165(j) AND 1287(a) OF THE INTERNAL REVENUE CODE.

Schedule A
Principal Amount of this Global Bond

The aggregate principal amount of this Global Bond is as shown by the latest entry made by or on behalf of the Principal Paying Agent in the fourth column below. Increases in the principal amount of this Global Bond following exchanges of a part of the Temporary Global Bond for interests in this Global Bond and reductions in the principal amount of this Global Bond following redemption or the purchase and cancellation of Bonds are entered in the second and third columns below.

Date	Reason for change in the principal amount of this Global Bond	Amount of such change	Initial principal amount and principal amount of this Global Bond following such change	Notation made by or on behalf of the Principal Paying Agent (other than in respect of the initial principal amount)
25 March 2003	Not applicable	Not applicable	£ zero	Not applicable

Schedule B
Interest Payments in respect of this Global Bond

The following payments of interest in respect of this Global Bond and the Bonds represented by this Global Bond have been made:

Date made	Amount of interest due and payable	Amount of interest paid	Notation made by or on behalf of the Principal Paying Agent

Schedule C
Exercise of Bondholders' Option on Restructuring Event

The following exercises of the option of the Bondholders provided for in Condition 5(c) have been made in respect of the stated principal amount of this Global Bond:

Date of Exercise	Principal amount of this Global Bond in respect of which exercise is made	Date on which redemption of such principal amount is due	Notation made by or on behalf of the Principal Paying Agent

Schedule 3
Provisions for Meetings of Bondholders

Interpretation

1   In this Schedule:

1.1   references to a meeting are to a meeting of Bondholders and include, unless the context otherwise requires, any adjournment

1.2   "agent" means a holder of a voting certificate or a proxy for a Bondholder

1.3   "block voting instruction" means an instruction issued in accordance with paragraphs 8 to 14

1.4   "Extraordinary Resolution" means a resolution passed at a meeting duly convened and held in accordance with this Trust Deed by a majority of at least 75 per cent of the votes cast

1.5   "voting certificate" means a certificate issued in accordance with paragraphs 5, 6, 7 and 14 and

1.6   references to persons representing a proportion of the Bonds are to Bondholders or agents holding or representing in the aggregate at least that proportion in principal amount of the Bonds for the time being outstanding.

Powers of meetings

2   A meeting shall, subject to the Conditions and without prejudice to any powers conferred on other persons by this Trust Deed, have power by Extraordinary Resolution:

2.1   to sanction any proposal by the Issuer or the Trustee for any modification, abrogation, variation or compromise of, or arrangement in respect of, the rights of the Bondholders and/or the Couponholders against the Issuer, whether or not those rights arise under this Trust Deed

2.2   to sanction the exchange or substitution for the Bonds of, or the conversion of the Bonds into, shares, bonds or other obligations or securities of the Issuer or any other entity

2.3   to assent to any modification of this Trust Deed, the Bonds or the Coupons proposed by the Issuer or the Trustee

2.4   to authorise anyone to concur in and do anything necessary to carry out and give effect to an Extraordinary Resolution

2.5   to give any authority, direction or sanction required to be given by Extraordinary Resolution

2.6   to appoint any persons (whether Bondholders or not) as a committee or committees to represent the Bondholders' interests and to confer on them any powers or discretions which the Bondholders could themselves exercise by Extraordinary Resolution

2.7   to approve a proposed new Trustee and to remove a Trustee

2.8   to approve the substitution of any entity for the Issuer (or any previous substitute) as principal debtor under this Trust Deed and

2.9   to discharge or exonerate the Trustee from any liability in respect of any act or omission for which it may become responsible under this Trust Deed, the Bonds or the Coupons provided that the special quorum provisions in paragraph 19 shall apply to any Extraordinary Resolution (a "special quorum resolution") for the purpose of sub-paragraph 2.2 or 2.8 or for the purpose of making a modification to this Trust Deed, the Bonds or the Coupons which would have the effect of:

  modifying the maturity of the Bonds or the dates on which interest is payable on them or reducing or cancelling the principal amount of, or interest on, the Bonds or changing the currency of payment of the Bonds or the Coupons or modifying the provisions in this Schedule concerning the quorum required at a meeting or the majority required to pass an Extraordinary Resolution or amending this proviso.

Convening a meeting

3   The Issuer or the Trustee may at any time convene a meeting. If it receives a written request by Bondholders holding at least 10 per cent in principal amount of the Bonds for the time being outstanding and is indemnified to its satisfaction against all costs and expenses, the Trustee shall convene a meeting. Every meeting shall be held at a time and place approved by the Trustee.

4   At least 21 days' notice (exclusive of the day on which the notice is given and of the day of the meeting) shall be given to the Bondholders. A copy of the notice shall be given by the party convening the meeting to the other parties. The notice shall specify the day, time and place of meeting and, unless the Trustee otherwise agrees, the nature of the resolutions to be proposed and shall explain how Bondholders may appoint proxies or representatives, obtain voting certificates and use block voting instructions and the details of the time limits applicable.

Arrangements for voting

5   If a holder of a Bond wishes to obtain a voting certificate in respect of it for a meeting, he must deposit it for that purpose at least 48 hours before the time fixed for the meeting with a Paying Agent or to the order of a Paying Agent with a bank or other depositary nominated by the Paying Agent for the purpose. The Paying Agent shall then issue a voting certificate in respect of it.

6   A voting certificate shall:

6.1   be a document in the English language

6.2   be dated

6.3   specify the meeting concerned and the serial numbers of the Bonds deposited and

6.4   entitle, and state that it entitles, its bearer to attend and vote at that meeting in respect of those Bonds.

7   Once a Paying Agent has issued a voting certificate for a meeting in respect of a Bond, it shall not release the Bond until either:

7.1   the meeting has been concluded or

7.2   the voting certificate has been surrendered to the Paying Agent.

8   If a holder of a Bond wishes the votes attributable to it to be included in a block voting instruction for a meeting, then, at least 48 hours before the time fixed for the meeting, (i) he must deposit the Bond for that purpose with a Paying Agent or to the order of a Paying Agent with a bank or other depositary nominated by the Paying Agent for the purpose and (ii) he or a duly authorised person on his behalf must direct the Paying Agent how those votes are to be cast. The Paying Agent shall issue a block voting instruction in respect of the votes attributable to all Bonds so deposited.

9   A block voting instruction shall:

9.1   be a document in the English language

9.2   be dated

9.3   specify the meeting concerned

9.4   list the total number and serial numbers of the Bonds deposited, distinguishing with regard to each resolution between those voting for and those voting against it

9.5   certify that such list is in accordance with Bonds deposited and directions received as provided in paragraphs 8, 11 and 14 and

9.6   appoint a named person (a "proxy") to vote at that meeting in respect of those Bonds and in accordance with that list.

A proxy need not be a Bondholder.

10   Once a Paying Agent has issued a block voting instruction for a meeting in respect of the votes attributable to any Bonds:

10.1   it shall not release the Bonds, except as provided in paragraph 11, until the meeting has been concluded and

10.2   the directions to which it gives effect may not be revoked or altered during the 48 hours before the time fixed for the meeting.

11   If the receipt for a Bond deposited with a Paying Agent in accordance with paragraph 8 is surrendered to the Paying Agent at least 48 hours before the time fixed for the meeting, the Paying Agent shall release the Bond and exclude the votes attributable to it from the block voting instruction.

12   Each block voting instruction shall be deposited at least 24 hours before the time fixed for the meeting at such place as the Trustee shall designate or approve, and in default it shall not be valid unless the chairman of the meeting decides otherwise before the meeting proceeds to business. If the Trustee requires, a notarially certified copy of each block voting instruction shall be produced by the proxy at the meeting but the Trustee need not investigate or be concerned with the validity of the proxy's appointment.

13   A vote cast in accordance with a block voting instruction shall be valid even if it or any of the Bondholders' instructions pursuant to which it was executed has previously been revoked or amended, unless written intimation of such revocation or amendment is received from the relevant Paying Agent by the Issuer or the Trustee at its registered office or by the chairman of the meeting in each case at least 24 hours before the time fixed for the meeting.

14   No Bond may be deposited with or to the order of a Paying Agent at the same time for the purposes of both paragraph 5 and paragraph 8 for the same meeting.

Chairman

15   The chairman of a meeting shall be such person as the Trustee may nominate in writing, but if no such nomination is made or if the person nominated is not present within 15 minutes after the time fixed for the meeting the Bondholders or agents present shall choose one of their number to be chairman, failing which the Issuer may appoint a chairman.

16   The chairman may, but need not, be a Bondholder or agent. The chairman of an adjourned meeting need not be the same person as the chairman of the original meeting.

Attendance

17   The following may attend and speak at a meeting:

17.1   Bondholders and agents

17.2   the chairman

17.3   the Issuer and the Trustee (through their respective representatives) and their respective financial and legal advisers.

No-one else may attend or speak.

Quorum and Adjournment

18   No business (except choosing a chairman) shall be transacted at a meeting unless a quorum is present at the commencement of business. If a quorum is not present within 15 minutes from the time initially fixed for the meeting, it shall, if convened on the requisition of Bondholders or if the Issuer and the Trustee agree, be dissolved. In any other case it shall be adjourned until such date, not less than 14 nor more than 42 days later, and time and place as the chairman may decide. If a quorum is not present within 15 minutes from the time fixed for a meeting so adjourned, the meeting shall be dissolved.

19   Two or more Bondholders or agents present in person shall be a quorum:

19.1   in the cases marked "No minimum proportion" in the table below, whatever the proportion of the Bonds which they represent

19.2   in any other case, only if they represent the proportion of the Bonds shown by the table below.

Column 1	Column 2	Column 3
Purpose of meeting	Any meeting except one referred to in column 3	Meeting previously adjourned through want of a quorum
	Required proportion	Required proportion
To pass a special quorum resolution	75 per cent	25 per cent
To pass any other Extraordinary Resolution	A clear majority	No minimum proportion
Any other purpose	10 per cent	No minimum proportion

20   The chairman may with the consent of (and shall if directed by) a meeting adjourn the meeting from time to time and from place to place. Only business which could have been transacted at the original meeting may be transacted at a meeting adjourned in accordance with this paragraph or paragraph 18.

21   At least 10 days' notice of a meeting adjourned through want of a quorum shall be given in the same manner as for an original meeting and that notice shall state the quorum required at the adjourned meeting. No notice need, however, otherwise be given of an adjourned meeting.

Voting

22   Each question submitted to a meeting shall be decided by a show of hands unless a poll is (before, or on the declaration of the result of, the show of hands) demanded by the chairman, the Issuer, the Trustee or one or more persons representing 2 per cent of the Bonds.

23   Unless a poll is demanded a declaration by the chairman that a resolution has or has not been passed shall be conclusive evidence of the fact without proof of the number or proportion of the votes cast in favour of or against it.

24   If a poll is demanded, it shall be taken in such manner and (subject as provided below) either at once or after such adjournment as the chairman directs. The result of the poll shall be deemed to be the resolution of the meeting at which it was demanded as at the date it was taken. A demand for a poll shall not prevent the meeting continuing for the transaction of business other than the question on which it has been demanded.

25   A poll demanded on the election of a chairman or on a question of adjournment shall be taken at once.

26   On a show of hands every person who is present in person and who produces a Bond or a voting certificate or is a proxy has one vote. On a poll every such person has one vote for each £1,000 principal amount of Bonds so produced or represented by the voting certificate so produced or for which he is a proxy or representative. Without prejudice to the obligations of proxies, a person entitled to more than one vote need not use them all or cast them all in the same way.

27   In case of equality of votes the chairman shall both on a show of hands and on a poll have a casting vote in addition to any other votes which he may have.

Effect and Publication of an Extraordinary Resolution

28   An Extraordinary Resolution shall be binding on all the Bondholders, whether or not present at the meeting, and on all the Couponholders and each of them shall be bound to give effect to it accordingly. The passing of such a resolution shall be conclusive evidence that the circumstances justify its being passed. The Issuer shall give notice of the passing of an Extraordinary Resolution to Bondholders within 14 days but failure to do so shall not invalidate the resolution.

Minutes

29   Minutes shall be made of all resolutions and proceedings at every meeting and, if purporting to be signed by the chairman of that meeting or of the next succeeding meeting, shall be conclusive evidence of the matters in them. Until the contrary is proved every meeting for which minutes have been so made and signed shall be deemed to have been duly convened and held and all resolutions passed or proceedings transacted at it to have been duly passed and transacted.

Trustee's Power to Prescribe Regulations

30   Subject to all other provisions in this Trust Deed the Trustee may without the consent of the Bondholders prescribe such further regulations regarding the holding of meetings and attendance and voting at them as it in its sole discretion determines including (without limitation) such requirements as the Trustee thinks reasonable to satisfy itself that the persons who purport to make any requisition in accordance with this Trust Deed are entitled to do so and as to the form of voting certificates or block voting instructions so as to satisfy itself that persons who purport to attend or vote at a meeting are entitled to do so.

In witness whereof this Trust Deed has been executed as a deed on the date stated at the beginning.

WESTERN POWER DISTRIBUTION (SOUTH WEST) PLC

By:    C. OOSTHUIZEN            By:   SALLY A. JONES
Title:   Finance Director            Title:   Company Secretary

J.P. MORGAN CORPORATE TRUSTEE SERVICES LIMITED

By:    JENNY PENNELL            By:   CARL BALDRY
   Authorised Signatory                Assistant Trust Manager